EXHIBIT 10.2.7

Support Agreement

Dated 31 August  2005

Between

Samsonite Europe NV

Samsonite

Artois Plasturgie SAS

HB Group

LEXENS

128, Boulevard Haussmann

75008 Paris

This support agreement (the « Support Agreement ») is dated 31 August 2005,

BETWEEN:

1.      SAMSONITE EUROPE NV, a Belgian company, with a share capital of EUR 3,665,105.76, having its registered office at Westerring 17, 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16.079, represented by Mr Marc Matton, duly authorised by the meeting of the board of directors on 18 July 2005,

(hereafter referred to as “Service Provider”),

AND:

2.      ARTOIS PLASTURGIE, a company with limited liability (société par actions simplifiée), with a share capital of EUR 37,000, having its registered office at 128, Boulevard Haussmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr Jean-Jacques Aurel, in his capacity of chairman,

(hereafter referred to as “Beneficiary”),

3.      SAMSONITE, a company with limited liability (société par actions simplifiée), with a share capital of EUR 720.000, having its registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, duly represented by Mr Marc Matton, in his capacity of chairman,

(hereafter referred to as “Samsonite SAS”),

4.      HB Group, a Luxembourg limited liability company, with a share capital of EUR 31,000 , having its registered office at rue de l’Industrie L-3895 FOETZ (Luxembourg), registered with the commercial register of Luxembourg under number B 109972, represented by Mr Jean-Jacques Aurel, duly authorised pursuant to a meeting of the board of directors of the company on 26 August 2005

(hereafter referred to as the “Purchaser” or “HB Group”).

The Service Provider, the Beneficiary, Samsonite SAS and the Purchaser are hereinafter collectively referred to as the “Parties”.

WHEREAS :

1.             Samsonite was the owner of and operated, up and until the Effective Date, on the Site, a business consisting of the fabrication and manufacture of luggage and plastic products known under the name “SIC”.  In the framework of these operations, Samsonite benefited from the performance by the Service Provider of certain services for the management of its IT system and development support for its SIC products.

2.             As a result of economic difficulties experienced in the Activities and so as to avoid the hold of the Activities and the closure of the Site, Samsonite has proceeded with the transfer of the Activities in the framework of a partial contribution of assets.

3.             The Purchaser and the Beneficiary wish that the Service Provider continues to provide certain IT services and development support allowing them to set up their own information services providers or external service providers. In the same manner, the Beneficiary wishes to benefit from the Service Provider’s know-how and experience in the fabrication of moulds of the photovoltaic panels in the framework of its industrial project.

4.             Samsonite wishes to benefit from the service and advice of the human resources service of the Site and in particular with respect to one employee whose labour contract had been transferred together with the Activities following the application of articles L 122.12, 2nd paragraph of the Labour Code.

5.             The Beneficiary and the Purchaser are well informed as to the limits of the services and the means, technical and human, of the Service Provider, who is not a professional in information technology or communication networks and is himself dependent on information service providers and external information systems.

6.             The Beneficiary and the Purchaser also declare that they are well informed of the totality of limits of the Internet network, and more specifically of the absence of any guarantee as to security or performance, as well as the obligation to observe the legal and regulatory provisions applying to the Internet.

7.             With these reservations, the Service Provider has accepted that it will continue with the performance of information services and development support according to the terms and conditions set out in the Support Agreement.

NOW the PARTIES HAVE AGREED AS FOLLOWS:

Article 1 :  Definitions and Interpretation

1.1 Definitions

Defined terms shall have the same meaning given to them in the Agreement or in this Support Agreement :

Access refers to the service assured by the Service Provider allowing the Beneficiary access to the GPAO Software via Internet.

Agreement refers to the transfer agreement of the shares of the Company and the subordinated claims relating to the take-over of the Site Hénin-Beaumont executed on 29 July 2005 between the Parties, as amended pursuant to the Appendix.

Industrial Property Rights refers to all industrial or intellectual property rights, protected or protectable know-how, data, information, databases of the Service Provider, Affiliated Companies or Third Parties relating to, in particular, the GPAO Software, rights of reproduction and implementation of each of the rights enumerated above, as well as the right to dispose of these rights or of similar rights in other countries.

Internet refers to a whole of interconnected information and telecommunications networks, on a global scale, allowing access to the content or the services of users through servers.

GPAO Software refers to the computer-assisted production management software named « Page ».

Development Services refers to the design of Products realised in the framework of SIC Activities (the “SIC Products”), the aid or assistance in the design, conception, fine-tuning and the fabrication of industrial moulds for the fabrication of SIC Products as well as the maintenance of these moulds.

Information Services refers to the Access to the GPAO Software as well as the maintenance services related to this Access.

1.2. Interpretation

In the present Support Agreement, unless otherwise provided for:

(i)	references to an article are references to an article of this Support Agreement;
(ii)	references to a provision of the law are references to such provision as applied, modified or codified and include any provisions arising therefrom;
(iii)	references to words mentioned in plural include references to the singular form and vice versa;
(iv)	references to a person include references to his successors and assignees;
(v)	the headings mentioned in this Support Agreement are used for ease of reference and are not to be considered in interpreting this Support Agreement;

Article 2 :  Object of the Agreement

The Service Provider agrees to provide Information Services to the Beneficiary similar to those that it provided to Samsonite before the Effective Date, in particular relating to quality and speed.

The duration of the Information Services is limited to 365 days as from the Effective Date; the duration of the Development Services is limited to 18 months as from the same date.

The Service Provider agrees to provide Development Services to the Beneficiary similar to those that it provided to Samsonite before the Effective Date, in particular relating to quality and speed.

The Service Provider will provide the Information Services in accordance with his availability.

The Service Provider will provide the Development Services in accordance with his availability and his competence.  The Service Provider is the sole judge of the level of competence and qualification required of its personnel in order to provide the services requested by the Beneficiary.

The Beneficiary cannot require the Service Provider to provide its personnel for more than 240 cumulated hours per month.

The Development Services will be invoiced to the Beneficiary at 50 euros per hour (excluding costs) for the services rendered by the Service Provider.

The Service Provider is required to use its reasonable endeavours in the framework of the Support Agreement and cannot be held responsible for the failure or the negligence of external service providers, for the failure and the disfunction of the GPAO Software or Access difficulties, or for technical difficulties relating to the technology of photovoltaic products. The Service Provider does not have any experience regarding photovoltaic technology or the adaptation of such technology to plastic supports, and only commits itself up to the strict limit of its knowledge, competence and know-how of the conception of plastic moulds.

Article 3 :  Obligations of the Beneficiary

The Beneficiary commits itself during the entire duration of the Support Agreement:

3.1  To use the GPAO Software in accordance with the specifications of the manufacturers and the Service Provider.

3.2  Not to make copies of the GPAO Software that are provided to him without the prior written approval of the Service Provider.  Making copies of the GPAO Software without the said prior written approval will be considered as an act of counterfeit, regulated under article L 521-4 of the Intellectual Property Code.

3.3  To provide all means and to answer all the questions in order to facilitate the performance of the services by the Service Provider.

3.4  To provide free access to the Service Provider’s technicians of the GPAO Software.

3.5  Not to do anything that may, directly or indirectly, block or slow down the performance of the services or change the functioning of the GPAO Software or the performance of the Information Services or the Development Services.

3.6  To provide the Service Provider’s technicians with sufficient memory space to load the test programmes, and all technical documentation provided by the manufacturer of materials and service products.

3.7  To put at the disposal of the intervening party, free of charge, all the useful supplies to understand the encountered problem, and more specifically, tapes, strips, paper or other elements.

3.8  To provide a human resources advisory service to the Service Provider and Samsonite, carried out by Mr Jacques Rousselle until 30 June 2006, within the limits of 20% of his working time during that period, in compensation for the free of charge maintenance of the information links and the Lotus Notes software during the month of September 2005.

Article 4 :  Limits and exclusions

4.1  The Service Provider will be freed from its obligations in the event of the Beneficiary’s failure to fulfil its contractual obligations, and more specifically in the event of the intervention of a Third Party or of the Beneficiary in the GPAO Software, the object of the present Support Agreement.  In such case the Service Provider will not be responsible.

4.2  If the provider of the GPAO Software opposes the Beneficiary’s use of the GPAO Software, the Service Provider agrees to negotiate with the said provider in order to allow such use in return for payment of a reasonable supplementary cost which (in that case) will be paid by the Beneficiary.

Article 5 :  Cooperation of the Parties

5.1  The Beneficiary is well aware that the Information Services or the Development Services require active and regular cooperation between the Beneficiary and the Service Provider.

5.2  The Beneficiary will appoint a competent intermediary who will be its representative vis-à-vis the Service Provider.

5.3  If, during the performance of this Support Agreement a difficulty arises, the necessary cooperation between the Parties requires them to notify one another as soon as possible and to work together in order to put the most suitable solution in place as soon as possible.

5.4  The Beneficiary must provide the intervening parties with all documents, information and existing elements necessary for a good understanding of the problem in hand.

Article 6 :  Warranties

6.1  The Service Provider will use its best efforts so that the services that are performed on its account in the framework of the present Support Agreement are accomplished in continuity and according to the same quality requirements as those provided to Samsonite prior to the Effective Date.

Article 7 :  Responsibilities

7.1        The Service Provider’s responsibility in the framework of this Support Agreement is limited to the repair of physical and material consequential damages caused by it or the persons for which it is accountable or by its subcontractors.

The Service Provider will under no circumstances have any obligations or responsibility for indirect damages, in particular the Service Provider shall in no way be responsible in relation to the losses or profits realised by the Beneficiary.

Each of the Parties will be held liable for all monetary consequences arising from its civil liability, for all damages caused to Third Parties resulting out of their acts, the acts of their personnel or the goods under their custody, pursuant to the execution of this Support Agreement.

7.2  The Service Provider cannot be held responsible for the possible degradation of information, programmes, files, databases, material or products, following the intervention of the Service Provider, if such damage does not result from a gross fault of the Service Provider.

It is, in this respect, the Beneficiary’s obligation to take all security measures and to put into place all useful procedures in this respect, and this before the Service Provider’s intervention as well as from the time when the GPAO Software is put into operation, by producing all the security copies necessary thereto.

As from the time the tests are completed, the Beneficiary must deliver all necessary programmes and/or files, without the Service Provider being responsible for any reason in the event of partial or complete destruction of these programmes and/or the files.

7.3 In any event, if the Service Provider is held responsible by the court, the Parties agree that any compensation due by the Service Provider will be limited to the price of the yearly service in place on the day of the judgment against the Service Provider.

Article 8 :  Force Majeure

8.1 The Parties’ obligations arising from the present Support Agreement will be suspended following unforeseen events or force majeure, and in particular : any act of a civil or military authority, factual or legal, strikes, fire, riots, interruption or delay of means of transport due to a Third Party, flooding, water damage, storm, lightning, and, or any other circumstance having an external cause and prohibiting one of the parties, directly or through a Third Party, from complying with their contractual obligations.

8.2  Each of the Parties may terminate the present Agreement without prior notice and by right if the unforeseen event or the force majeure continues for more than thirty (30) days, by simple notification by registered letter with acknowledgement of receipt.

Article 9 :  Industrial Property Rights

The Beneficiary agrees to observe and not to impair any of the Industrial Property Rights.  In the same way, the Service Provider and Samsonite agree to observe and not to impair any of the Beneficiary’s intellectual or industrial property rights, and specifically regarding “SIC”.

Article 10 :  Confidentiality

The Parties shall keep this Support Agreement in strict confidence from all Third Parties, and will ensure that their staff and agents comply with the same commitment.

This obligation will not apply if a Party, or an Affiliated Company, is required or ordered to communicate information or a document relating to the Support Agreement or a Related Agreement, by an administrative, judicial, legal, regulatory or financial authority or a stock exchange (notably the NSEC or NASD).

Similarly, the Parties may communicate with their usual bankers, advisors, accountants, auditors, any information or document relating to the Support Agreement or to a Related Agreement, the latter being bound by professional confidentiality in relation to their clients.

Article 11 :  Termination

11.1  If one of the parties fails to meet its obligations under the present agreement, and such failure is not rectified within thirty days as from the registered letter with acknowledgement of receipt notifying the failures by the other party, the latter may terminate the Support Agreement by right, subject to the damages and interests to which it may be entitled under the present Support Agreement.

11.2  If the present Support Agreement is terminated, it will be liquidated (without reimbursement of the sums received by the Service Provider) based on the services already rendered.  The Service Provider may request the amicable termination of the present Agreement from the Beneficiary if, during the performance of its services, it encounters unforeseeable difficulties, whose solution would require means out of proportion to the amount due under the Support Agreement.

Article 12 :  Miscellaneous

12.1 Entirety of the Agreement

The Support Agreement and the annexes contain all the obligations of the Parties towards each other.  These documents constitute the entire agreement between the Parties and replace and cancel all propositions or commitments, written or verbal, prior thereto and all other communications between the Parties relating to the Support Agreement.

12.2 Subcontracting

The Service Provider may subcontract the entirety or parts of the services being the object of this agreement, without the Beneficiary’s prior agreement.

12.3 Transfer of the Agreement

The Beneficiary cannot transfer the Support Agreement in whole or in part, for free or in return for payment, without the written agreement of the other party.

12.4 Partial invalidity

If any of the provisions of the Support Agreement is declared to be invalid or void following a legal ruling or a judicial decision that becomes final, such provision will be considered as struck out, but the other stipulations will remain fully effective.

12.5 Applicable law and competent courts

Any litigation relating to the conclusion, performance and/or interpretation of the Support Agreement will be resolved in accordance with French law.

Any litigation relating to the conclusion, performance and/or interpretation of the Support Agreement will initially be submitted to the jurisdiction of the Commercial Court of Paris.

12.6 Notices

All notices and other communications made or sent between the Service Provider, Beneficiary, Samsonite and Purchaser shall be effected by registered mail with acknowledgement of receipt or by letter handed over in person and countersigned as acknowledgement of receipt by the addressee or by extra-judicial act (acte extrajudiciaire) to the addresses and persons mentioned hereafter or to any other address or person notified using the means described in the present article.

For the Service Provider:

Samsonite Europe NV

Mr Marc Matton

Westerring 17,

9700 Oudenaarde

Belgium

With copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Beneficiary:

Mr Jean-Jacques AUREL

At the Beneficiary’s seat

With copy to:

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

For Samsonite

Mr Marc Matton

27, rue de la Rochefoucauld

75009 Paris

With copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Purchaser:

Mr Jean-Jacques AUREL

HB Group

Rue de l’Industrie

L-3895 Foetz

With copy to:

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

Made in PARIS

On 31 August 2005

In 4 original copies

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite	Artois Plasturgie

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite Europe NV	HB Group